Resignation of Ernst & Young Kft

ERNST & YOUNG KFT
H-1132 Budapest
Vaci ut 20
Hungary
Telephone 36-1/451-8100
Fax 36-1/451-8199

July 9, 2001

Mr. Ray King, Chief Financial Officer
Dynamic I-T, Inc.
2504 11th Street
Santa Monica, CA 90405


Dear Mr. King:

This is to confirm that the client-auditor relationship between Dynamic I-T, Inc., (Commision File Number 0-10065) and Ernst & Young Kft has ceased.

Very Truly Yours,


/s/ Ernst & Young
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ERNST & YOUNG, KFT